Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ImmunoGen, Inc. Amended and Restated 2018 Employee, Director and Consultant Equity Incentive Plan and the ImmunoGen, Inc. Inducement Equity Incentive Plan, As Amended of our reports dated February 20, 2024, with respect to the consolidated financial statements of AbbVie Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AbbVie Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, IL
February 22, 2024